Exhibit (a)(5)(A)

FOR IMMEDIATE RELEASE

INTRAWEST ANNOUNCES COMMENCEMENT OF TENDER OFFER TO
PURCHASE UP TO $50 MILLION OF ITS COMMON STOCK

NEW YORK — January 12, 2016 — Intrawest Resorts Holdings, Inc. (“Intrawest” or the “Company”) (NYSE: SNOW) announced today the commencement of a modified “Dutch auction” self-tender offer to purchase for cash up to $50,000,000 of shares of its common stock at a price per share not greater than $10.00 nor less than $9.00, less applicable withholding taxes and without interest. The NYSE closing price of Intrawest’s common stock on January 11, 2016 was $7.03 per share.

The tender offer will expire on February 10, 2016 at 5:00 p.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their shares.

The tender offer allows stockholders to tender their shares pursuant to (i) auction tenders whereby stockholders indicate at what price within the Company’s specified range (in increments of $0.10 per share) they wish to tender or (ii) purchase price tenders whereby stockholders indicate they are willing to sell their shares to the Company at the purchase price determined in the tender offer. When the tender offer expires, the Company will determine the purchase price, which will be the lowest price per share within the Company’s specified range that will enable the Company to purchase the maximum number of shares properly tendered in the tender offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000 (or, if the tender offer is not fully subscribed, all shares properly tendered and not properly withdrawn), taking into account the number of shares tendered pursuant to auction tenders and purchase price tenders and the prices specified by stockholders tendering shares pursuant to auction tenders.

All shares accepted for payment will be purchased at the same purchase price, regardless of whether any stockholder tendered such shares at a lower price. Upon the terms and subject to the conditions of the tender offer, stockholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not properly withdrawn) at prices equal to or less than the purchase price. If shares are tendered at prices at or below the purchase price with an aggregate purchase price of more than $50,000,000, tendering stockholders whose shares are tendered at or below the purchase price owning fewer than 100 shares, or “odd lot” holders, will have their shares purchased without proration and all other tendered shares at or below the purchase price will be purchased on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase. The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that are being distributed to holders of the Company’s shares and have been filed with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, less applicable withholding taxes and without interest, promptly after the expiration of the tender offer. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly after the expiration of the tender offer to the tendering stockholders, free of charge. The Company also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Intrawest will use a portion of its cash and cash equivalents on hand to fund the purchase of shares in the tender offer. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase, including the condition that the Company’s previously announced sale of Intrawest Resort Club Group, its vacation club business, to Diamond Resorts Corporation and Diamond Resorts International, Inc. has been completed.

Intrawest S.à r.l. and Intrawest Europe Holdings, S.à r.l., entities that are indirectly owned by investment funds managed by affiliates of Fortress Investment Group LLC and that together hold a majority of the Shares, and the Company’s directors and executive officers, have informed the Company of their intention not to tender any shares in the tender offer.

Merrill Lynch, Pierce, Fenner & Smith Incorporated will serve as dealer manager for the tender offer. D.F. King & Co., Inc. will serve as information agent for the tender offer and American Stock Transfer & Trust Company LLC will serve as depositary for the tender offer. For more information about the tender offer, please contact D.F. King & Co., Inc. at (866) 530-8636.

While the Company’s board of directors authorized the tender offer, it has not made and will not be making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company will file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, D.F. King & Co., Inc. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

About Intrawest Resorts Holdings, Inc.

Intrawest is a North American mountain resort and adventure company, delivering distinctive vacation and travel experiences to its customers for over three decades. The Company wholly owns six four-season mountain resorts with approximately 8,000 skiable acres and over 1,130 acres of land available for real estate development. Intrawest’s mountain resorts are geographically diversified across most of North America’s major ski regions, including the Eastern United States, the Rocky Mountains, and Canada. The Company also operates an adventure travel business, the cornerstone of which is Canadian Mountain Holidays, a leading heli-skiing adventure company in North America. Additionally, the Company operates a comprehensive real estate business through which it manages, markets and sells vacation club properties; manages condominium hotel properties; and sells and markets residential real estate. Intrawest common stock is traded on the New York Stock Exchange (NYSE: SNOW). For more information, visit www.intrawest.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including weakness in general economic conditions; lack of adequate snowfall and unfavorable weather conditions; adverse events that occur during our peak operating periods; our failure to achieve the expected benefits of our recent acquisition and other risks associated with our acquisition strategy; Steamboat Ski & Resort's dependence on subsidized direct air service; risks related to information technology; our potential failure to maintain the integrity of our customer or employee data; risks of foreign currency fluctuations which could reduce the U.S. dollar value of our Canadian earnings; adverse consequences of ongoing legacy litigation or future legal claims; our ability to monetize real estate assets; a partial or complete loss of Alpine Helicopters’ services; the effects of climate change on our business operations; our ability to maintain effective internal control over financial reporting; our substantial leverage, which could adversely affect our ability to raise additional capital to support our growth strategy; risks associated with Fortress’s ownership of a majority of our outstanding common stock; the ability of Intrawest to complete its previously announced sale of Intrawest Resort Club Group to Diamond Resorts Corporation and Diamond Resorts International, Inc. and other risks described under the caption “Risk Factors” in Part I-Item 1A., “Risk Factors” in our Annual Report on Form 10-K for the period ended June 30, 2015, filed with the SEC on September 9, 2015, as may be revised in our future SEC filings. We operate in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.